                                                                    Exhibit 99.1

                                                                     APPENDIX 4E
                                                        PRELIMINARY FINAL REPORT
                                               FULL YEAR ENDED DECEMBER 31, 2006

                                  CATUITY INC.
                                ARBN 089 327 882

                                   APPENDIX 4E
                            PRELIMINARY FINAL REPORT

                        FULL YEAR ENDED DECEMBER 31, 2006

                                    CONTENTS

RESULTS FOR ANNOUNCEMENT TO THE MARKET                                        2
SUPPLEMENTARY APPENDIX 4E INFORMATION                                         2
FINANCIAL STATEMENTS, FOOTNOTES AND COMMENTARY ON RESULTS                     3

Lodged with the ASX under Listing Rule 4.3A

                                                                     APPENDIX 4E
                                                        PRELIMINARY FINAL REPORT
                                               FULL YEAR ENDED DECEMBER 31, 2006

RESULTS FOR ANNOUNCEMENT TO THE MARKET

                                                                   IN USD
                                                                    $000
                                                                  --------
Revenues from ordinary activities                 Up   99%   To   $ 1,949
   (Consolidated Statement of Operations)
Loss from ordinary activities after tax           Up   47%   To   $(4,380)
   attributable to members
   (Consolidated Statement of Operations)
Net Loss for the period attributable to members   Up   47%   To   $(4,380)
   (Consolidated Statement of Operations)

DIVIDENDS

The Company has not paid dividends in the past and does not anticipate paying any dividends during 2006.

EXPLANATION OF REVENUE

Revenue includes processing and service revenue, licence revenue and project related revenue as shown in the Consolidated Statement of Operations.

EXPLANATION OF NET PROFIT/(LOSS)

Refer to Commentary on Results

SUPPLEMENTARY APPENDIX 4E INFORMATION

                                                    2006        2005
                                                 USD $'000   USD $'000
                                                 ---------   ---------
RETAINED EARNINGS
Accumulated losses at the beginning of the
   financial period                               (37,246)   (34,265)
Net profit/ (loss) for the year                    (4,380)    (2,981)
Dividends paid during the year                       (389)        --
Accumulated losses at the end of the financial
   period                                         (42,015)   (37,246)

                                                   2006     2005
                                                   USD       USD
                                                 -------   ------
NTA BACKING
Net tangible asset backing per common share      $ 1.13    $ 2.93
EPS
Earnings/ (loss) per security (basic and
   diluted)                                      $(2.02)   $(2.48)

                                                                     APPENDIX 4E
                                                        PRELIMINARY FINAL REPORT
                                               FULL YEAR ENDED DECEMBER 31, 2006

CONTROL ENTITIES ACQUIRED OR DISPOSED

On 1 September 2005 the Company completed the acquisition of 100% of the stock of Loyalty Magic Pty. Ltd. At that time, Loyalty Magic became a wholly owned subsidiary of Catuity Inc. The purchase price for the acquisition was A$3,600,000 plus 335,000 shares of Catuity common shares. The operating results, assets, and liabilities of the combined companies have been consolidated from 1 September 2005.

Refer to the Commentary on Results for additional information regarding Loyalty Magic.

ASSOCIATES AND JOINT VENTURES

The Company did not participate in any material joint ventures or associations with other organisations.

ACCOUNTING STANDARDS

The Company's accounts are prepared in conformance with US GAAP.

AUDIT OF ACCOUNTS

This Appendix 4E report is based on accounts which are in the process of being audited by the Company's independent auditors.

                                  CATUITY, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                              (all figures in USD)

                                                        DECEMBER 31
                                                 ---------------------------
                                                     2006           2005
                                                 ------------   ------------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents                        $  1,993,910   $    958,746
Short term investments                                      0      2,245,839
Accounts receivable-trade, less allowance of
   $235,000 in 2006, and $122,000 in 2005             390,116        543,200
Restricted cash                                        85,523         81,443
Work in process                                             0         39,760
Prepaid expenses and other                            541,612        159,797
                                                 ------------   ------------
TOTAL CURRENT ASSETS                                3,011,161      4,028,785
                                                 ------------   ------------
LONG TERM ASSETS:
Property and equipment, net                           294,424        273,941
Notes Receivable LT                                    35,548              0
Deferred Financing Costs                              338,395              0
Goodwill                                            3,142,420      3,004,667
Other intangible assets, net                        1,532,898      1,811,752
                                                 ------------   ------------
TOTAL LONG TERM ASSETS                              5,343,685      5,090,360
                                                 ------------   ------------
TOTAL ASSETS                                     $  8,354,846   $  9,119,145
                                                 ============   ============
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable                                 $    337,887   $    175,643
Deferred revenue                                       80,957        114,721
Accrued compensation                                  345,473         98,160
Taxes, other than income                               86,829         98,330
Other accrued expenses                                263,459        150,412
Trust liability                                        85,523         81,443
                                                 ------------   ------------
TOTAL CURRENT LIABILITIES                           1,200,128        718,709
                                                 ------------   ------------
LONG TERM LIABILITIES:
Leasing Liability                                           0          4,861
Accrued compensation                                   39,036         56,009
                                                 ------------   ------------
TOTAL LONG TERM LIABILITIES                                 0         60,870
                                                 ------------   ------------
SHAREHOLDERS' EQUITY:
Common stock -- $.001 par value; Authorized -
   6,666,667 shares: 2,257,770 shares issued
   and 2,242,343 shares outstanding, 2,111,807
   issued and outstanding in 2006                       2,242          2,112
Preferred stock -- $0.001 par value;
   Authorized - 666,667 shares                        630,000              0
Warrants                                              606,269              0
Additional paid-in capital                         47,698,826     45,797,503
Shareholder loans                                           0        (16,738)
Deferred equity compensation                                0       (131,566)
Foreign currency translation adjustment               193,636        (65,589)
Accumulated deficit                               (42,015,292)   (37,246,156)
TOTAL SHAREHOLDERS' EQUITY                          7,115,681      8,339,566
                                                 ------------   ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY       $  8,354,846   $  9,119,145
                                                 ============   ============

      See accompanying notes to condensed consolidated financial statements

                                  CATUITY, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (all figures in USD)

                                                             YEAR ENDED DECEMBER 31
                                                           -------------------------
                                                               2006          2005
                                                           -----------   -----------
REVENUES:
Processing                                                 $ 1,409,698   $   510,826
Service                                                        354,815       404,611
License                                                        184,287        65,485
                                                           -----------   -----------
TOTAL REVENUES                                               1,948,800       980,922
                                                           -----------   -----------
COST OF REVENUE AND OTHER OPERATING EXPENSES:
Cost of processing revenue                                   1,770,500       533,163
Cost of service revenue                                        298,632       233,056
Cost of license revenue                                              0        21,384
Cost of revenue - amortization of intangibles                  176,407        49,886
Cost of revenue - stock-based compensation                      79,351        19,770
Research and development                                       465,321       728,108
Research and development - stock-based compensation             51,275        23,571
Sales and marketing                                            992,806       592,498
Sales and marketing - amortization of intangibles              137,368        54,813
Sales and marketing - stock-based compensation                   7,229        35,305
General and administrative                                   2,254,959     1,685,152
General and administrative - amortization of intangibles        53,713        16,848
General and administrative - stock based compensation          417,973        77,050
                                                           -----------   -----------
TOTAL COSTS AND EXPENSES                                     6,705,534     4,070,604
                                                           -----------   -----------
OPERATING LOSS                                              (4,756,734)   (3,089,682)

Other income                                                   270,469
INTEREST INCOME                                                106,097       108,652
                                                           -----------   -----------
NET LOSS                                                   $(4,380,168)  $(2,981,030)

NET LOSS PER SHARE -- BASIC & DILUTED                      $     (2.02)  $     (2.48)

WEIGHTED AVERAGE SHARES OUTSTANDING--BASIC & DILUTED         2,161,852     1,203,584

      See accompanying notes to condensed consolidated financial statements

                                  CATUITY, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (all figures in USD)

                                                             YEAR ENDED DECEMBER 31
                                                           -------------------------
                                                               2006          2005
                                                           -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss                                                   $(4,380,168)  $(2,981,030)
Adjustments used to reconcile net loss to net cash used
   in operating activities:
   Stock based compensation                                    555,828       155,694
   Depreciation and amortization                               501,429       217,751
   In Process Research and Development                               0       205,900
Changes in assets and liabilities:
   Accounts receivable                                         153,084       (54,770)
   Accounts payable                                            162,244      (167,330)
   Deferred revenue                                            (33,764)      (78,618)
   Accrued expenses and other liabilities                      331,211      (344,740)
   Other assets                                               (290,428)      245,453
                                                           -----------   -----------
Net cash used in operating activities                       (3,000,564)   (2,801,690)
                                                           -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment                         (154,424)      (52,691)
   Sale of Assets                                                    0            --
   Short Term Investments                                    2,245,839    (2,245,839)
   Acquisition net of cash acquired                                  0    (2,810,280)
                                                           -----------   -----------
Net cash used in investing activities                        2,091,415    (5,108,810)
                                                           -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Issue of common stock, net of expenses                          (99)    6,460,184
   Repayment of fractional shares related to reverse
      stock split                                                  (31)       (1,104)
   Deferred financing costs                                   (338,395)
   Proceeds from capital raise                               2,250,000

Net cash provided by financing activities                    1,911,475     6,459,080
Foreign exchange effect on cash                                 32,838      (150,517)

Net increase/(decrease) in cash and cash equivalents         1,035,164    (1,601,937)
Cash and cash equivalents, beginning of period                 958,746     2,560,683

Cash and cash equivalents, end of period                   $ 1,993,910   $   958,746

Non cash investing & financing activities:
   Shares Issued in Acquisition                            $         0   $ 2,512,000

      See accompanying notes to condensed consolidated financial statements

NOTE 1. DESCRIPTION OF BUSINESS

Catuity provides loyalty and gift card processing and services to retailers which are designed to increase their profitability at the Point of Sale (POS). The Company hosts, on an Application Service Provider (ASP) basis, its unique system that provides for the processing of member-based loyalty and gift card programs that can deliver customized discounts, promotions, rewards and points-based programs. These programs are designed to help retailers find, keep and profit from their best customers.

NOTE 2. SUMMARY OF ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The accompanying financial statements include the consolidation of the accounts of the Company and its wholly owned subsidiaries. All significant inter-company transactions and balances have been eliminated.

USE OF ESTIMATES

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results may differ from those estimates.

REVENUE RECOGNITION

Processing and Service Revenue: Processing and service revenue includes training, consulting, installation support, post-installation support, maintenance fees and application processing/hosting. Training, consulting, installation support and post-installation support are generally billed on a time and material basis and revenue is recognized as the service is provided. Maintenance revenues are recognized rateably over the maintenance term. Application processing/hosting is generally recognized as revenue in the month that the services are performed. Payments for service revenues are generally not refundable.

Service revenue also includes project related revenue which consists of integration, customization and miscellaneous project related fees for work performed for a customer to deploy or modify the Company's loyalty and gift card applications. Project related revenue is billed on a fixed price basis. The Company recognizes revenue on fixed price contracts using the proportional performance method in accordance with SAB 101, Revenue Recognition in Financial Statements, and SAB 104, Revenue Recognition, based on hours incurred as a proportion of estimated total hours of the respective contract. The cumulative impact of any revisions in estimated total revenues and direct contract costs are recognized in the period in which they become known. Revenue in excess of billings is recognized as unbilled receivables and is included in work in process in the consolidated balance sheet. Billings in excess of revenue are recorded as deferred revenue until revenue recognition criteria are met. The Company generally does not provide for a right of return in its project related contracts.

License Revenue: License revenue is recognized in accordance with Statement of Position (SOP) 97-2, Software Revenue Recognition, which provides for recognition of revenue when persuasive evidence of an arrangement exists, delivery of the product has occurred, no significant obligations remain on the Company's part with regard to implementation, the fee is fixed and determinable, and collectibility is probable. SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair value of each element. Revenue recognized from multiple-element arrangements is allocated to undelivered elements of the arrangement, such as maintenance, based on the relative fair value of each element. The Company's determination of fair value of each element in multi-element arrangements is based on vendor-specific objective evidence
(VSOE). The Company limits its assessment of VSOE for each element to either the price charged when the same element is sold separately or the price established by management for an element not yet sold separately. The Company has established VSOE for maintenance services. The Company does not generally provide for a right of return in its license contracts.

Deferred Revenue: Revenue is deferred for any undelivered elements and is recognized upon product delivery or when the service has been performed.

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to the current year presentation.

CASH AND CASH EQUIVALENTS

The Company considers all cash and highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

SHORT TERM INVESTMENTS

In 2006 the Company invested in short-term bank commercial paper with an original maturity greater than three months. At December 31, 2006 there was no difference between cost and fair value. The Company places its cash with high credit qualified institutions.

ACCOUNTS RECEIVABLE

The Company records an allowance against gross accounts receivable to provide for doubtful accounts. The allowance is estimated based on the age of the receivable, specific circumstances surrounding the collection of an invoice and historical data on allowances as a percentage of aged accounts receivables. Actual collection on accounts may differ from the allowance the Company has estimated.

CONCENTRATIONS OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash equivalents and Accounts Receivable. The Company places its cash with high credit qualified institutions. At times, the amount of cash on deposit in banks may be in excess of the respective financial institution's FDIC insurance limit. The risk with respect to Accounts Receivable and major customers is mitigated by our customer evaluations along with the short duration of our collection terms.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation expense is recorded using the straight-line method over the estimated useful lives of the respective assets (which range from three to ten years).

FOREIGN CURRENCY TRANSLATION

All balance sheet accounts for the Australian subsidiaries are translated at the exchange rates in effect at the balance sheet date. Revenues and expenses for the Australian subsidiaries are translated at the average exchange rate during the month in which the transaction occurs. All cumulative translation gains and losses are included as a separate component of shareholders' equity in the consolidated balance sheet. Currency transaction gains and losses are included in the consolidated statement of operations and are not material for all years presented. The accounts of the Company's Australian subsidiaries are translated in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation".

The Company accounts for foreign currency exchange gains or losses on inter-company transactions in accordance with SFAS No. 52. Transactions occurring between the Company's U.S. and Australian offices are considered to be of a long-term investment nature as settlement is not anticipated in the foreseeable future. Inter-company balances are eliminated and do not appear on the consolidated financial statements of the Company. Any gain or loss on the inter-company balance caused by foreign currency translation adjustments is shown in the equity section of the balance sheet and is not included in determining net profit/ (loss).

GOODWILL AND INTANGIBLE ASSETS

Goodwill represents the excess of the purchase price in a business combination over the fair value of net tangible and intangible assets. Goodwill amounts are not amortized, and are tested for impairment at least annually. Intangible assets that are not considered to have an indefinite useful life are amortized over their useful lives, which range from 5 to 30 years. The carrying amount of these assets will be reviewed whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of these assets is measured by comparison of the carrying amount of the asset to the future undiscounted cash flows the asset is expected to generate. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. We did not recognize any goodwill or intangible asset impairment charges in 2006.

BUSINESS COMBINATIONS

The acquisition, discussed in Note 6, has been accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No 141, Business Combinations.

RESEARCH AND DEVELOPMENT

All research and development costs are expensed as incurred. The Company did not incur any costs eligible for capitalization under FASB Statement No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of certain financial instruments such as cash and cash equivalents, accounts receivable-trade, and accounts payable approximate their fair values.

INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), which requires the use of the liability method in accounting for income taxes. Under SFAS No. 109, deferred tax assets and liabilities are measured based on differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that it expects is more likely than not to be realized.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004 and 2005), "Share-Based Payment" ("SFAS 123(R)") which requires the measurement of all employee share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in the consolidated statement of operations. The accounting provisions of SFAS 123(R) are effective for reporting periods beginning after December 15, 2005. We adopted SFAS 123(R) effective January 1, 2006. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. As a result, because SFAS 123(R) requires the expensing of stock options, it will have an adverse effect on our future financial results. The level of impact on the Company's financial statements will depend, in part, on future grant awards. See note 4 for a description of the expense recorded for the three and nine month periods of 2006 under SFAS 123(R).

In July 2006, the FASB issued FASB Interpretation ("FIN") No. 48 Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement 109. FIN 48 prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on a tax return, including a decision whether to file or not to file in a particular jurisdiction. FIN 48 is effective for fiscal years beginning after December 15, 2006. If there are changes in net assets as a result of application of FIN 48 these will be accounted for as an adjustment to retained earnings. The Company is currently assessing the impact of FIN 48 on its consolidated financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS No. 157"), which establishes a framework for measuring fair value and requires expanded disclosure about the information used to measure fair value. The statement applies whenever other statements require, or permit, assets or liabilities to be measured at fair value. The statement does not expand the use of fair value in any new circumstances and is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, with early adoption encouraged. The Company is currently assessing any potential impact of adopting this pronouncement.

In September 2006, the SEC Staff issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements" ("SAB No. 108"). SAB No. 108 requires the use of two alternative approaches in quantitatively evaluating materiality of misstatements. If the misstatement as quantified under either approach is material to the current year financial statements, the misstatement must be corrected. If the effect of correcting the prior year misstatements, if any, in the current year income statement is material, the prior year financial statements should be corrected. SAB No. 108 is effective for fiscal years ending after November 15, 2006. The Company has determined that there is no impact from applying this interpretation.

NOTE 3. PROPERTY AND EQUIPMENT

Property and equipment consists of:

                                       DECEMBER 31
                                 -----------------------
                                    2006         2005
                                 ----------   ----------
Computer equipment               $1,035,295   $  858,821
Leasehold improvements               70,736       65,431
Office furniture and equipment      108,682       98,536
Capital Leases                       73,054       67,575
                                 ----------   ----------
Gross property and equipment     $1,287,767   $1,090,363
Less accumulated depreciation      (993,343)    (816,422)
                                 ----------   ----------
Net property and equipment       $  294,424   $  273,941
                                 ----------   ----------

NOTE 4. COMMITMENTS AND CONTINGENCIES

On December 6, 2006 the Company entered into an employment contract with Debra Hoopes, the Company's new CFO and Sr. Vice President, which took effect January 2, 2007 and ends December 31, 2009. Under the terms of the agreement if Ms. Hoopes is terminated without cause she is entitled to 12 months' salary ($185,000), and if so terminated after a "Change in Control" she is entitled to the greater of 12 months' salary or the balance for the term of the agreement. If she is terminated with cause or resigns without good cause compensation is paid up to the termination date.

In September, 2005 the Company entered into employment agreements with Chris Leach, then CEO of Loyalty Magic, John H. Lowry, then CFO of Catuity Inc and Alfred H. Racine III, the CEO of Catuity Inc. The agreements expire on December 31, 2007, July 1, 2007, and September 30, 2007 respectively. Mr. Leach resigned as CEO of Loyalty Magic on January 30, 2007 and his employment terminates on February 28, 2007. Mr. Lowry resigned as CFO of Catuity on January 2, 2007 and will continue as an employee until his contract expires. Under the terms of Mr. Racine's agreement, if Mr. Racine is terminated after a "Change of Control Transaction" he will receive severance in an amount equal to 12 months' salary ($262,500). If Mr. Racine is terminated without cause for any reason, other than a change of control, he will receive 1 month's salary which would represent a payment of $21,875.

NOTE 5. SHAREHOLDERS' EQUITY

COMMON STOCK

On January 21, 2003 the members of the Board of Directors adopted the Catuity Inc. 2003 Executive Director Stock Purchase Plan ("Plan") which became effective upon approval by the Company's shareholders at a March 2003 special meeting of shareholders. Under the Plan, executive directors may elect to purchase shares of the Company's common stock at the closing price of the stock on the last trading day of each month. The plan automatically terminates on the date all shares approved under the Plan have been purchased unless terminated earlier by the Board of Directors. The maximum number of shares that may be purchased under the plan is 6,667 shares. Pursuant to the terms and conditions of the plan, the plan terminated on August 31, 2004.

PREFERRED STOCK

The Company's Certificate of Incorporation authorizes 666,667 shares of preferred stock, with a par value of $0.001 per share, 700 preferred shares were issued by the board in November 2006 and these are the only outstanding preferred shares at the time of this filing. The Board of Directors has the authority to issue the preferred stock in one or more series and to fix rights, preferences, privileges and restrictions, including dividends, and the number of shares constituting any series or the designation of such series, without any further vote or action by the shareholders.

STOCK-BASED COMPENSATION

Effective January 1, 2006, under the modified prospective method, the Company adopted the provisions of SFAS 123(R), Share-Based Payment, a replacement of SFAS No. 123, Accounting For Stock-Based Compensation, and rescission of APB Opinion No. 25, Accounting for Stock Issued to Employees. This statement applies to all awards granted after the effective date and to modifications, repurchases or cancellations of existing awards. The adoption of SFAS No. 123(R) had a significant impact on the Company's results of operations. The Company's consolidated statement of operations for the twelve months ended December 31, 2006 and December 31, 2005 includes $158,275 and $31,492 of stock-based compensation expense respectively. Stock-based compensation expense for the twelve months ended December 31, 2006 and December 31, 2005 was $471,303 and $31,492, respectively. Unrecognized stock-based compensation expense expected to be recognized over an estimated weighted-average amortization period of 1.84 years was $891,486 at December 31, 2006. We expect to expense $122,000 of that total in the remaining three months of 2006.

Additionally, for awards granted prior to January 1, 2006 and that were not fully vested, the Company recognizes compensation expense for the outstanding portions of the awards using the modified prospective method of adoption for pro forma disclosures under SFAS No. 123 and 148. Compensation expense in calendar year 2005 related to stock options continues to be disclosed on a pro forma basis only.

The fair value of the option grants is estimated as of the date of the grant using the Black-Scholes option pricing model with the following assumptions:

                          2006    2005    2004
                          ----   -----   -----
Risk Free Interest Rate   5.12%   3.00%   2.00%
Expected Dividend Yield     --      --      --
Expected Lives (years)     N/A    1.00    1.13
Expected Volatility       1.09   0.968   0.862

SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as previously required under EITF Issue No. 00-15, "Classification in the Statement of Cash Flows of the Income Tax Benefit Received by a Company upon Exercise of a Nonqualified Employee Stock Option". This requirement had no effect on the Company's net operating cash flows or its net financing cash flows in the 12 month period ended December 31, 2006.

EMPLOYEE AND DIRECTOR STOCK-BASED COMPENSATION PLANS

The Company issues new common stock from its pool of authorized stock upon exercise of stock options or upon granting of restricted stock. The Company has established four stock-based compensation plans:

                                                                      SHARES     DATE OF SHAREHOLDER
PLAN NAME                                                           AUTHORIZED         APPROVAL
---------                                                           ----------   -------------------
The 2000 Employee Stock Option Plan (the "ESOP")                      300,000       March 16, 2000
The 2000 Non-employee Director Stock Option Plan (the "DSOP")          58,667        May 21, 2001
The 2005 Employee Restricted Stock Plan (the "ERSP")                  267,000       July 18, 2005
The 2005 Non-employee Director Restricted Stock Plan (the "DRSP")      50,000       July 18, 2005

The Company's Compensation Committee of the Board administers the above plans and the stock-based awards are granted at terms approved or determined by them. As of December 31, 2006, the total number of shares awarded under these plans is 425,608, of which 264,981 are options and 160,627 are restricted shares. The plans do not provide for unvested options to automatically vest upon a change in control of the Company. The Company recognizes compensation expense associated with share-based awards over the vesting period on a straight-line basis.

For the 12 month period ended December 31, 2006, the effects of applying the provisions of SFAS 123(R) on the Company's operating results were as follows:

                                       TWELVE MONTHS ENDED DECEMBER 31, 2006
                                      ---------------------------------------
                                      As if under   SFAS 123(R)
                                         APB 25     adjustments   As Reported
                                      -----------   -----------   -----------
Net income (loss)                     ($2,992,282)   ($471,303)   ($3,463,585)
Cash flow from operating activities   ($2,920,398)     471,303     (2,449,095)
Loss per share: basic and diluted          ($1.40)      ($0.22)        ($1.62)

STOCK OPTIONS

The maximum contractual term for awards under the ESOP and DSOP is ten years from the date of grant. The maximum contractual vesting period for awards granted under the ESOP is five years from the date of grant. The DSOP does not have a maximum vesting period specified. Awards granted under the ESOP may be service, market, or performance based. Market based options include shares that vest once the Company's share price reaches a certain target level defined in the award. Performance based awards include those where vesting is tied to the achievement of certain personal or Company targets or goals, such as achieving a targeted number of customer location deployments or achieving a targeted sales goal as measured by revenue over the term of new customer agreements.

The following table sets forth the summary of option activity under the Company's stock option program for the 12 month period ended December 31, 2006:

                                                        WEIGHTED
                                                         AVERAGE
                                            SHARES   EXERCISE PRICE
                                           -------   --------------
OUTSTANDING OPTIONS AT DECEMBER 31, 2005   205,668       $23.16
   Granted                                  87,500       $10.08
   Forfeited                               (28,187)      $14.77
                                           -------       ------
OUTSTANDING OPTIONS AT DECEMBER 31, 2006   264,981       $19.86


The weighted average estimated grant date fair values of options granted under the Company's stock option plans for the 12 month period ended December 31, 2006 and 2005 were as follows:

                                  TWELVE
                               MONTHS ENDED
                               DECEMBER 31,
                              -------------
                               2006    2005
                              -----   -----
Weighted Average Fair Value   $1.85   $4.58

A summary of the changes in the Company's nonvested shares during the twelve months ended December 31, 2006 is presented below:

                                                    WEIGHTED
                                                     AVERAGE
                                                   GRANT DATE
                                          SHARES   FAIR VALUE
                                         -------   ----------
NONVESTED OPTIONS AT DECEMBER 31, 2005    63,364      $5.21
   Granted                                87,500       1.55
   Vested                                (34,159)      3.90
   Forfeited                             (21,610)      5.56
                                         -------      -----
NONVESTED OPTIONS AT DECEMBER 31, 2006    95,095      $2.63

All options granted by the Company had a fair market value assigned at grant date based on the use of the Black-Scholes option pricing model. There were no options exercised during the quarters ended December 31, 2006 and 2005. As a result the total intrinsic value of options exercised in both periods was $0.

Information regarding the stock options outstanding at September 30, 2006 is summarized below:

                                     OPTIONS OUTSTANDING                                        OPTIONS EXERCISABLE
                  ---------------------------------------------------------   ------------------------------------------------------
                                                                                                 Weighted Average
                      Number          Weighted Average                             Number            Remaining
    Range of      Outstanding at   Remaining Contractual   Weighted Average      Outstanding        Contractual     Weighted Average
 Exercise Price    Dec. 31, 2006        Life (Years)        Exercise Price    at Dec. 31, 2006     Life (Years)      Exercise Price
---------------   --------------   ---------------------   ----------------   ----------------   ----------------   ----------------
$ 3.11     4.27        99,414               5.26                $  3.97             89,414             4.63              $  4.07
  5.31     7.50        45,066               3.33                   6.34             23,971             3.08                 5.84
 10.52    33.60        89,833               6.36                  14.51             25,833             6.52                14.91
 39.60   178.38        30,668               2.55                 106.93             30,668             2.55               106.93
                      -------                                                      -------
                      264,981               3.71                $ 19.86            169,886             3.26              $ 24.54

The aggregate intrinsic value of options outstanding and options exercisable as of December 31, 2006 was -$4,439,000 and -$3,662,000, respectively. The intrinsic value is calculated as the difference between the market value as of December 31, 2006 and the exercise price of the shares.

RESTRICTED STOCK

The Company awards restricted stock to employees and Directors pursuant to the ERSP and DRSP respectively. There is no contractual maximum term or vesting period for awards under either plan. ERSP awards may be service, market and service, or performance based. Market and service based awards include shares that vest once the Company's share price reaches a certain target level defined in the award, and the individual remains in the employ of the Company. Performance based awards include those where vesting is tied to the achievement of certain personal or Company targets or goals, such as achieving a targeted number of customer location deployments or achieving a targeted sales goal as measured by revenue over the term of new customer agreements. DRSP awards are performance based and are restricted until the Company achieves profitability and is cash flow positive for two consecutive quarters.

A summary of the unvested restricted stock as of December 31, 2007, and changes during the nine months then ended, is as follows:

                                                             WEIGHTED
                                                           AVERAGE GRANT
                                                               DATE
                                                  SHARES     FAIR VALUE
                                                 -------   -------------
UNVESTED RESTRICTED STOCK AT DECEMBER 31, 2005    42,768       $10.58
   Granted                                       135,359         9.11
   Vested                                         (7,500)       11.62
   Forfeited                                     (10,000)       11.62
                                                 -------       ------
UNVESTED RESTRICTED STOCK AT DECEMBER 31, 2006   160,627       $ 9.23

For all fixed awards issued to employees, the Company records an expense based on the intrinsic value at the date of grant and amortizes it over the vesting period. For variable awards issued to employees, we record an expense based on the intrinsic value at each balance sheet date until the contingency is resolved and number or price is known. For variable awards issued to non-employees, the Company records an expense based on the fair value of the options at each balance sheet date.

CAPITAL RAISE IN 2006

The Company's 2006 Financing consists of our issuance to two new investors, Gottbetter Capital Master, Ltd. and BridgePointe Master Fund Ltd. ("Investors") of an aggregate of (a) US$1.8 million face amount of 10% Senior Convertible Notes, (b) 700 shares of Series A Convertible Preferred Stock (stated amount US$1,000 per share, or US$700,000 in the aggregate), and (c) Warrants to acquire 357,143 shares of Common Stock (at an initial exercise price of US$3.58 per share). We issued the foregoing at a discount of 10% off face or stated value, for total cash in the amount of US$2.25 million. As approved by our stockholders February 5, 2007, the Senior Notes and Preferred Shares will be convertible into an aggregate of 769,230 shares of Common Stock, at a conversion price of US$3.25 per share. This approval also covers shares that may additionally be issuable pursuant to certain "anti-dilution" rights included in the Senior Notes, Preferred Shares and Warrants, as well as any shares that may be issued on conversion of accrued and unpaid interest or dividends (as noted below).

On November 22, 2006, we concluded a definitive securities purchase agreement with the Investors. Pursuant to the securities purchase agreement, we issued the Preferred Shares, the Senior Notes and the Warrants, as follows:

                                    Senior                Preferred
Investor                             Notes     Warrants     Shares
--------                          ----------   --------   ---------
Gottbetter Capital Master, Ltd.   $1,111,112    220,459     432.10
BridgePointe Master Fund Ltd.     $  688,888    136,684     267.90

This sale was made pursuant to claim of exemption from registration under applicable U.S. and other securities laws. We received $2,250,000 in proceeds from the 2006 Financing on November 22, 2006, and we have been using these cash proceeds for working capital and capital expenditures. We may also use them for other purposes including asset and/or business acquisitions, as and when needed. We presently have no firm plans, proposals or arrangements to use proceeds for any specific acquisition.

The 2006 Financing raised cash needed to sustain our continued operations for the short term. In the absence of the 2006 Financing or another financing at this same time in similar amount, our short-term liquidity and our ability to continue operations would have been severely impaired. Our Board approved the 2006 Financing after management conducted extensive fund-raising efforts finding it to be the best-available financing alternative to raise needed funds.

As approved by our stockholders on February 5, 2007, the 2006 Financing will result in substantial dilution of current stockholders resulting from the issuance of securities convertible into or exercisable for a total of 1,126,373 shares of Common Stock. This is approximately 50.3% of our currently outstanding shares, and will constitute approximately 33.5% of our total of then-outstanding shares of Common Stock.

NOTE 6. ACQUISITION

On September 1, 2005 Catuity Inc. completed the acquisition of all of the outstanding shares of Loyalty Magic Pty. Ltd. (Loyalty Magic), headquartered in Melbourne, Australia. The Shareholders of Loyalty Magic received $2,700,000 (A$3,600,000) in cash and 335,000 shares of Catuity common stock in consideration for Loyalty Magic. The shares were issued pursuant to an exemption from registration under Regulation D of the Securities Act of the United States. Loyalty Magic is now a wholly-owned subsidiary of Catuity. The acquisition of Loyalty Magic was reflected in the consolidated financial statements of the Company beginning September 1, 2005 and has been accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No 141, Business Combinations. Catuity's 2005 financial statements reflect twelve months of Catuity's operations and four months of Loyalty Magic's operations.

The Company, as part of its turnaround strategy, determined that the acquisition of Loyalty Magic and its combination with our company would create a stronger, more competitive industry participant, based on potential benefits that include:
(1) the complementary nature of the companies' markets, products, technologies and customers; (2) the more diversified portfolio of products that will result from the combination of the companies; (3) the opportunity to accelerate revenue growth as a result of being able to offer Loyalty Magic's products to Catuity's customers and prospective customers and to offer Catuity's products to Loyalty Magic's customers and prospective customers; (4) the potential ability of the combined company to effectively develop new products and improve existing products by sharing technologies and intellectual property; (5) the expansion of our presence in new and current markets; (6) the development of an international platform for future acquisitions as and when attractive opportunities arise; and
(7) the management team in place at Loyalty Magic

Although the transaction generated a significant amount of goodwill, the Company believes that the combination of the two entities will generate sufficient positive results to justify these amounts. This is based on our evaluation of the experience and skill of the Loyalty Magic personnel, the potential of the existing customer base and the future potential of the Loyalty Magic sales pipeline.

The purchase price (In US Dollars) has been allocated as follows:

Condensed Balance Sheet
Current Assets                             $  840,865
Long Term Assets                              164,330
Other Intangible Assets & In-process R&D    2,139,200
Goodwill Including Acquisition Cost         3,004,667
                                           ----------
Total Assets                                6,149,062
Liabilities                                  (680,835)
                                           ----------
Purchase Price                             $5,468,227
Transaction Cash & Equity
Cash Paid to Loyalty Magic Shareholders    $2,700,000
Shares of Catuity Stock @ $7.50*            2,512,000
Acquisition and Other Costs                   256,227
                                           ----------
Purchase Price                             $5,468,227

----------
* The shares were valued at the price used for the public offering, or $7.50 per share, that was completed on the same day as the acquisition. Management determined that this represented the fair value of the shares at the time the transaction was finalized, due to the size of the capital raise, the number of shares issued and the high volatility of our stock price.

A portion of the purchase price represents amortizable intangibles (primarily trademarks - 30 year life, customer contracts - 5 year life, customer relationships - 10 year life, proprietary software - 5 year life and non-compete agreements - 5 year life. The weighted average amortization period is 13 years for amortizable intangibles). Trademarks and the Non Compete Agreement are amortized on a straight line (SL) basis over the estimated useful life in years. Software, Customer Contracts and Customer relationships are amortized over the estimated useful life in years and the amortization expense amount is based on the expected annual cash flows (CF) of the respective category. In Process Research and Development (IPR&D) of $205,900 was expensed on the acquisition date and charged to Research & Development.

The following table details the amortization of the intangibles:

                                                                                                                    2011 to
Annual Totals               Value      Method      2005      2006 -*     2007       2008       2009       2010       2029
-------------            ----------   --------   --------   --------   --------   --------   --------   --------   --------
Trademarks               $  592,681      SL      $  6,296   $ 20,072   $ 19,756   $ 19,756   $ 19,756   $ 19,756   $487,289
Software                    674,363   CF based     49,887    176,407    163,764    137,580     92,604     54,121         --
Customer Contracts          298,175   CF based     30,991     85,823     69,888     52,140     35,028     24,305         --
Customer Relationships      291,163   CF based     23,823     51,545     45,072     39,768     34,464     29,160     67,331
Non-compete agreements      165,557      SL        10,552     33,641     33,099     33,099     33,099     22,066         --
Totals                   $2,021,939              $121,549   $367,488   $331,579   $282,343   $214,951   $149,408   $554,620

(* - Adjusted for exchange rate fluctuation)

The amortization of Goodwill and Other Intangible Assets associated with the transaction are currently not deductible for tax purposes.

Pro forma information for the Company and Loyalty Magic as if the acquisition had been completed on January 1, 2004 is as follows:

                     YTD 12/31/2005   YTD 12/31/2004
                     --------------   --------------
                       (unaudited)      (unaudited)
Revenue               $  2,377,192     $  2,833,315
Net Loss               ($3,702,618)     ($4,229,770)
Earnings per share    $      (1.79)    $      (2.04)

NOTE 7. INCOME TAXES

The components of profit/ (loss) before income taxes and extraordinary items consisted of the following:

                            YEAR ENDED DECEMBER 31
                           ------------------------
                              2006          2005
                           ----------   -----------
Domestic                   (4,445,285)  ($3,350,057)
Foreign                        65,117       369,027
                           ----------   -----------
Loss before income taxes   (4,380,168)  ($2,981,030)
                           ==========   ===========

There has been no provision for income taxes for any period as the Company has incurred operating losses and provided a full valuation allowance against the tax benefit of those operating losses in the United States. The Company has utilized net operating loss carry forwards to offset operating earnings in Australia. The provision for income taxes at statutory rates is reconciled to the reported provision for income taxes as follows:

                                                YEAR ENDED DECEMBER 31
                                              -------------------------
                                                  2006          2005
                                              -----------   -----------
Income taxes at statutory tax rate            $(1,489,257)  $(1,013,550)
Variable stock compensation                       188,982            --
Research & development credit                     270,469
Utilization of operating loss carry forward       (19,535)     (110,708)
Valuation allowance                             1,511,397     1,139,019
Other                                            (462,056)      (14,761)
Provision for income taxes                    $        --   $        --

The statutory tax rate was 34% in the United States and 30% in Australia for the years ended December 31, 2005 and 2005. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                            DECEMBER 31
                                    ---------------------------
                                        2006           2005
                                    ------------   ------------
Deferred tax assets:
Net operating loss carry-forwards   $ 13,653,669   $ 12,059,673
Other                                    195,787        108,188
                                    ------------   ------------
Total deferred tax assets             13,849,456     12,167,861
Deferred tax liabilities:
Intangibles                             (521,220)      (616,080)
                                    ------------   ------------
Total deferred tax liabilities          (521,220)      (616,080)
Valuation allowance                  (13,328,236)   (11,551,781)
                                    ------------   ------------
Total net deferred tax assets       $         --   $         --
                                    ============   ============

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully reserved by a valuation allowance.

As of December 31, 2006, the Company had net operating loss carry-forwards of $24,503,000 expiring in various amounts in 2020 and 2021 in the United States and $16,320,000 in Australia. Utilization of the net operating loss carry-forwards in Australia are subject to either the continuity of ownership test or the continuation of same business test at the time the losses are utilized in accordance with Subdivision 165 and Subdivision 166 of the Australian Income Tax Assessment Act of 1997. Utilization of the net operating loss carry-forwards in the United States is subject to limits due to continuity of ownership tests under Section 382 of the Internal Revenue Service Code.

NOTE 8. DEFINED CONTRIBUTION PLAN

On behalf of its Australian employees, the Company contributes a government mandated percentage of each employee's gross salary to a defined contribution plan. The prescribed charge percentage was 9% for the two years ended December 31, 2006 and 2005. The Company's contributions were $100,846 and $58,339 for the years ended December 31, 2006 and 2005 respectively.

There is a 401-K plan available for employees in the U.S. In 2006 the Company has accrued $41,986 for 2006 matching contributions to the 401-K plan.

NOTE 9. RESTRICTED CASH

The Company was and continues to be the trustee of a bank account related to the use of its Transcard software product that was discontinued in August 2001. When consumers transferred funds to their cards, the funds were deposited into this trust account. The funds were debited from the account electronically and paid to merchants when transaction information relating to cardholder usage was downloaded from merchants through a central host processing system. The Company is not entitled to the funds other than in specified circumstances such as when cards are inactive or expired. Consequently, an amount corresponding to the trust account balance is recorded as a current liability. The trust account had an ending balance of $85,523 and $81,443 at December 31, 2006 and 2005, respectively.

On August 31, 2001, in accordance with an agreement between the Company and Westbus Pty. Ltd., the Transcard system was discontinued. As of that date, no additional cards were issued and consumers could no longer use their cards to purchase goods or services. The Company is serving as the administrator to refund all requested prepaid balances remaining on consumers' cards as of the date the system was discontinued.

NOTE 10. OPERATIONS BY INDUSTRY SEGMENT AND GEOGRAPHIC AREA

As of December 31, 2006, the Company is organized and operates in one business segment, providing loyalty and gift card processing and services for retailers. The following table shows net revenues and long-lived assets by geographic area.

                      2006                    2005
            -----------------------   ---------------------
            LONG-LIVED       NET      LONG-LIVED     NET
              ASSETS      REVENUES      ASSETS     REVENUES
            ----------   ----------   ----------   --------
U.S.         $145,513    $  235,563    $ 84,906    $ 77,618
Australia     148,911     1,713,237     189,035     903,304
             --------    ----------    --------    --------
Total        $294,424    $1,948,800    $273,941    $980,922
             ========    ==========    ========    ========

Revenue from two of Loyalty Magic's customers each exceeded 10% of Catuity's revenue and, in total, represented approximately 44% of revenue in 2006. In 2005, revenue from two of Loyalty Magic's customers each exceeded 10% of Catuity's revenue and, in total, represented approximately 28% of revenue.

NOTE 11. MANAGEMENT'S PLANS (UNAUDITED)

In early 2004, management determined it was necessary to substantially revise its corporate strategy away from the smart card market and began work on a new strategic plan. Prior to one of our major client's decision to discontinue issuing smart cards, the Company had focused its efforts on licensing its existing smart card based loyalty software to large retailers in North America. From its strategic planning efforts, the Company determined that its business focus should be on providing a hosted or customized software solution for tier two chain retailers (and their partners) and on providing services to retailers, merchant service providers, and POS equipment manufacturers for their needs at the point of sale.

Catuity's primary business is providing a hosted loyalty and gift card processing solution for chain retailers and their partners. Our focus is primarily on retail organizations with 50 to 250 stores, a group commonly referred to as tier two retailers, and on smaller, tier three retailers through resellers. We offer member-based loyalty programs at the point-of-sale and gift card programs. These programs are designed to help retailers improve customer retention, add new customers and increase each customer's average spend amount.

Our operational priorities as a Company are in three areas.

Loyalty and Gift Card Processing: We believe the U.S. reseller market is adopting the type of technology that Catuity offers. There is an apparent demand for a turnkey solution for small to mid-sized chains and small merchants through re-sellers, including merchant services companies, Independent Sales Organizations, marketing companies and operators of coalition loyalty programs in local markets. This is a good fit for Catuity because we believe that we have an efficient product with an operational service capability that provides turnkey outsourcing to resellers. This gives us the ability to leverage Catuity's fixed costs faster than by selling exclusively to chain retailers.

Packaged Loyalty and Gift Card Products: Catuity also sells packaged products to broaden our offering to retailers. We believe there is demand in the chain world for packaged products, such as bundled loyalty, gift card and payments processing services. Packaged products are generally co-branded with the retailer, offered with a fixed set of benefits to the consumer, and at a pre-determined cost per unit to the retailer. It is important to note that introducing product packages does not require significant new development of our technology.

Mergers and Acquisitions: Acquiring a profitable operating business remains important to our strategy. Catuity continues to seek the acquisition of complementary businesses such as traditional loyalty services and/or database marketing firms to expand our range of products and services. Catuity's technology generates a robust stream of information and our prospective clients often rely on others to manage and maximize this type of data.

The Company has $1,993,910 in cash as of December 31, 2006. At the annual shareholders meeting in May 2006, shareholders approved the issuance of 400,000 shares of common stock at a minimum price of $6.25 per share. The Company did not issue the authorized shares due to the decline in share price levels below the required minimum price. As a result, pursuant to Australian Stock Exchange
(ASX) Listing Rules, shareholder approval to issue the shares expired on August 12, 2006 and the 400,000 shares were not issued.

On February 9, 2007 the Company filed a prospectus to allow the selling stockholders of the 2006 Financing to offer for resale up to

769,230 shares of our common stock to be issued by us to the selling stockholders pursuant to conversion of convertible notes and shares of convertible preferred stock that we sold to the selling stockholders in a private placement completed on November 22, 2006 and approved by our stockholders on February 5, 2007.

The Company believes that in addition to funds currently on hand, together with existing revenue opportunities and capital resources, funds from additional financing activities (such as an acquisition or another capital raise) will be needed in order to finance anticipated liquidity needs through 2007.

                                  CATUITY INC.

                              COMMENTARY ON RESULTS

REVIEW OF OPERATIONS

Catuity's Business

Catuity provides loyalty and gift card processing and services to retailers which are designed to increase their profitability at the Point of Sale (POS). The Company hosts, on an Application Service Provider (ASP) basis, its unique system that provides for the processing of member-based loyalty and gift card programs that can deliver customized discounts, promotions, rewards and points-based programs. These programs are designed to help retailers find, keep and profit from their best customers.

In the U.S., our proprietary technology platform is known as the Catuity Advanced Loyalty System (CALS). CALS enables robust and highly customizable programs that work on a retailer's payment terminals and Electronic Cash Registers (ECR's) via their internal store networks. Throughout 2006, the Company continued to integrate its CALS product into widely used terminal and point of sale platforms. The Company has completed integration to leading 32-bit terminal platforms sold by Verifone, Hypercom, Ingenico, and Lipman. Additionally, the company is introducing its own virtual terminal to service the growing demands of retailers who manage their point of sale through a standard PC. Our strategy is to continue to make it easier for new customers to connect to the Catuity platform. Management believes that this strategy will reduce the perceived IT risks that its retailer clients may have and gives us a competitive advantage over other providers.

In addition to providing services on our proprietary technology platform, Catuity offers credit and debit card processing services through a variety of third party payments processors.

2006 Significant Activities

Sales Prospects

As of December 31, 2006, the Company has 2,000 potential deployable locations signed in the U.S. market, through our direct sales efforts to chain retailers, franchise and merchant groups. As of this filing, the Company has a defined prospect base of approximately 2,100 companies which we are targeting for the purchase of loyalty programs, gift card programs or credit and debit card processing, or a combination of those services. Our contracts are typically for a minimum of three years and are generally exclusive. Last year, we gained traction in the large and growing reseller market in the U.S. To date, we have reseller agreements with five re-sellers. These re-sellers are strategically designed to give Catuity access to non-core markets. A re-seller agreement ranges from 3-5 years in length and is generally exclusive. These resellers have generally been ISO sales agent groups who have a defined geographic territory. In 2006, we signed our first reseller who was fully national in their reach and we have begun deploying locations for that reseller. At present, our resellers are deploying at least 7,000 signed merchant contracts a year and are offering a package of our services to those merchants. We are also in discussion with channel partners. These prospective channel partners typically provide proprietary software and related services to a vertical market within retailing, but do not offer the same products and services sold by Catuity. We are seeking an exclusive or proprietary relationship to market our products as a fully integrated product to their existing and new customers. We do not expect revenue to be generated from these channel opportunities until at least the second half of 2007.

In Australia, we continue to see success in cross-selling our marketing services to existing customers. We have 4-6 existing clients in our Australian subsidiary with which we are pursuing expansion of the range of loyalty related services that they purchase to support their programs. These efforts have improved our mix of recurring revenues and believe will give us the opportunity to improve our margin in 2007. Additionally, we continue to expand our integration to leading bank-owned payment networks to increase the number of merchants and retailers that we can reach. As of December 31, 2006 we have secured agreements to reach over 50% of the Australian retail market. Management believes we will increase our market penetration in 2007.


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

Infrastructure

In 2006, we completed investment in primary infrastructure for doing business in the U.S. This represented the end of the investment that began in 2005 when the company launched its current turnaround strategy. Today, this investment is reflected in three primary areas: completion of the core functionality of CALS; implementation of the necessary infrastructure to support our clients in North America; and completion of the work to meet or exceed industry standards for data security.

CALS has now been successfully deployed and is in use in the U.S. market. Our current level of functionality is competitive with alternatives in the market and customers and prospects recognize that our system meets all current standards. Importantly, our system is easy for customers to use to self-service their programs. This is an important competitive advantage and, we believe, over time reduces Catuity's cost to service its clients. Through feedback from our customers, we continue to make improvements to the system. Looking ahead, we continue to review new POS systems to which we want to integrate to broaden the markets that we serve. We are always looking to add functionality that makes our technology stronger than that of our competitors.

In the third quarter, we completed the set-up of all elements of our network management capability so that we are now able to support retailers' store locations across the U.S. and Canada. To minimize our capital outlays and to give us a competitive cost structure, we have relied on the services of specialized partners to broaden our capabilities and demonstrate our ability to service customers. For instance, we have contracted with HD Net, a division of Hypercom Inc., to provide national telecommunications services for our customers; LiveVault, a division of Iron Mountain Corp., to provide continuous network back-up services; and BRI, a specialized hosting facility. These vendor relationships are critical to our ability to provide scalable, cost effective solutions by relying on some of the best known names in our market.

Today, we meet the strictest of security standards our customers demand for operations, telecommunications, back up and disaster recovery. In November, Catuity completed the work necessary to gain compliance with Payment Card Industry (PCI) standards. As of the date of this filing, the Company has received confirmation of our compliance. We expect final documentation of our compliant data security practices by month-end. Management believes that we now have a solid foundation upon which to service our clients. In our industry, legal requirements and certification standards will continue to evolve and we are committed to maintaining the certifications that are vital to customers in adopting our technology.

Daily management of our R&D process shifted in the third quarter from our Sydney office to our Charlottesville, Virginia operational center. While the cost of R&D has declined, our commitment to investing in integration to established point of sale platforms is essential to our sales success. Increasingly, integration work is managed by our U.S. team as they are actively involved with crafting solutions for our clients and partners.

As announced on August 30th, Loyalty Magic is ready to service the 163,000 merchants on the Australian Commonwealth Bank's XPOS platform. The bank provides credit and debit card processing services and a growing list of value-added services through the EFTPOS facility that create revenue-generating opportunities for merchants. Loyalty Magic's diverse range of loyalty programs is now available on this platform.

The Role of M&A

The Company believes that the ability to offer a bundled solution of products and services to retailers will enhance its ability to close new sales and retain existing customers. Interest continues in acquiring additional companies to diversify our product offering to retailers and achieve an operational critical mass. Catuity is most interested in acquiring companies that share its strategy of providing a range of transaction-based products to chain retailers. These products include loyalty programs, closed loop gift card programs; open network gift card programs; and credit and debit card processing. The Company continues to identify companies in these heavily fragmented markets that meet its acquisition criteria and exhibit growth characteristics. Many factors impact the timing, structure, pricing and potential to close such acquisitions. As the Company has previously disclosed, acquisitions carry diverse risks that could affect the timely execution of its strategy.

Capital Raise

On November 22, 2006, Catuity completed a $2,250,000 raise of new capital in the form of notes convertible into shares of common stock, and the issuance preferred stock convertible into common stock. The capital is being used to fund company operations, including the expansion of our sales and marketing function in the U.S. We anticipate that we will require additional working capital before the end of the second quarter of 2007 to fund our business.


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

FISCAL YEAR ENDED 2006 COMPARED TO 2005 (all figures in USD and rounded to nearest $1,000)

On 1 September 2005, Catuity completed its acquisition of Loyalty Magic Pty. Ltd. As a result, Catuity's 2005 financial statements reflect twelve months of Catuity's operations and four months of Loyalty Magic's operations.

Total revenues in 2006 were $1,949,000, an increase of $968,000 or 99%, over 2005. The increase relates to revenue from Loyalty Magic following its acquisition on 1 September 2005 ($1,713,000 of 2006 revenue). Total revenues were derived from $1,410,000 of processing and $355,000 of services revenues, a change of $899,000 and -$50,000 respectively over 2005, and $184,000 of license fees, an increase of $119,000 over 2005. As described above, on 1 September 2005 the Company completed its acquisition of Loyalty Magic, an Application Service Provider (ASP) of loyalty and Customer Relationship Marketing (CRM) software and services on a hosted basis, located in Melbourne Australia. The addition of Loyalty Magic in 2005, resulted in the significant changes in the types of, and ways in which, the Company generates revenue.

The total cost of processing and service revenues primarily consists of salaries, employee benefits, related expenses and office overhead for the customer implementation and support staff for the portion of their time spent on processing and service related activities. The costs for processing revenue increased 225% from $544,000 in 2005 to $1,771,000 in 2006 and the cost of service revenue increased 19% from $250,000 in 2005 to $299,000 in 2006.

Cost of license revenue primarily consisted of salaries, employee benefits, related expenses and overhead for our client support staff along with the technical staff's time spent on maintenance activities related to licensed software to customers. Cost of license revenue decreased from $21,000 for the year ended December 31, 2005 to zero for the year ended December 31, 2006.

Research and Development expenses consist primarily of salaries, employee benefits and overhead cost, incurred primarily by our technical staff for the portion of their time spent furthering the development of our various software products. Research and development expenses decreased $236,000, or 31%, to $517,000 for the year ended December 31, 2006 from $752,000 for the year ended December 31, 2005. The decrease occurred because, beginning in 2004, the Company made a significant investment to complete a new generation of the Company's software that would support the Company's new business model. While the effort carried over into 2006, less time was spent in 2006 than in 2005. The reduction in cost between the two years was primarily due to reductions in overhead costs ($24,000) and lower salary and related costs ($92,000) in the Company's Sydney office.

Sales and marketing expenses consist primarily of salaries, employee benefits, travel, marketing, public relations and related overhead costs in sales and marketing. Sales and marketing expenses increased $455,000, or 67%, to $1,137,000 for the year ended December 31, 2006 from $683,000 for the year ended December 31, 2005. The increase was primarily related to higher salary and related costs ($289,000), increase in amortization of intangibles ($83,000), increase in the allocation of CEO costs ($55,000), and an increase in consulting expenses ($18,000).

General and Administrative (G&A) expenses consist primarily of salaries, employee benefits, related overhead costs and professional service fees. G&A expenses increased $959,000, or 67%, to $2,727,000 for the year ended December 31, 2006 from $1,767,000 for the year ended December 31, 2005. The increase is primarily attributable to a significant increase in stock-based compensation expense ($380,000) and salaries and related expenses ($406,000).


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